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                                                                      EXHIBIT 1

                            VSI ENTERPRISES, INC.
                DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT


        THIS DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT ("Option Agreement") made and entered into this 9th day of July, 1996 by and between VSI Enterprises, Inc. (the "Company") and Edward S. Redstone ("Director");


                             W I T N E S S E T H:


        Pursuant to the terms of the Company's 1991 Stock Option Plan (the "Plan"), each non-employee director of the Company was granted an option to purchase twenty thousand (20,000) shares of the Company's authorized $.00025 par value common stock ("Stock").

        NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                     1. INCORPORATION OF PLAN PROVISIONS


        This Option Agreement is subject to and is to be construed in all respects in a manner which is consistent with the terms of the Plan, the provisions of which are hereby incorporated by reference into this Option Agreement. Unless specifically provided otherwise, all terms used in this Option Agreement shall have the same meaning as in the Plan.


                              2. GRANT OF OPTION


        Subject to the further terms and conditions of this Option Agreement, Director is hereby granted a stock option to purchase twenty thousand (20,000) shares of Stock, effective as of the date first written above.


                        3. FAIR MARKET VALUE OF STOCK


        The Board of Directors has determined, in good faith and in its best judgment, that the fair market value per share of Stock as of the date this stock option is granted is $2.812.


                               4. OPTION PRICE


        The Board of Directors has determined that the price for each share of Stock purchased under this Option Agreement shall be $2.812.

                           5. EXPIRATION OF OPTIONS


        The option to acquire Stock pursuant to this Option Agreement shall expire (to the extent not previously fully exercised) on July 9, 2001 (the sixth anniversary of the date of the grant of the option).

                            6. EXERCISE OF OPTION


        Director may exercise this stock option, in whole or in part from time to time commencing on the date of this agreement. The option exercise price may be paid by Director either in cash, or, in the event that an organized trading market in the Stock exists on the date of exercise of the option, by surrender of other shares held by Director of the Stock of the Company.

        For the purposes of this Article 6, an "organized trading market" shall be deemed to exist on the date of exercise of the option if: (a) the Stock is listed on a national securities exchange, or (b) the Stock has been quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the 15 trading days preceding the date of exercise of the option, or (c) bid and asked quotations for the Stock have been published by the National Quotation Bureau or other recognized inter-dealer quotation publication (other than NASDAQ) during 20 of the 30 trading days preceding the date of exercise of the option. In the event that an organized trading market for the Stock exists on the date of exercise of the option, Director shall be given credit against the option exercise price

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hereunder for such shares surrendered equal to (i) if the Stock is listed on a national securities exchange or is quoted on the NASDAQ National Market System, the last actual sales transaction price reported on the day preceding exercise of the option, or, if there were no actual sales transactions reported for such date, on the date next preceding such date on which actual sales transactions were reported, or (ii) if the Stock is quoted on NASDAQ (other than the NASDAQ National Market System) or by the National Quotation Bureau or other recognized inter-dealer quotation publication, the average of the high and low price quotations on the day preceding exercise of the option, or, if there were no price quotations for such date, on the date next preceding such date on which there were high and low price quotations for the Stock.


                            7.  MANNER OF EXERCISE


        This stock option may be exercised by written notice to the Secretary of the Company specifying the number of shares to be purchased and signed by Director or such other person who may be entitled to acquire Stock under this Option Agreement. If any such notice is signed by a person other than Director, such person shall also provide such other information and documentation as the Secretary of the Company may reasonably require to assume that such person is entitled to acquire Stock under the terms of the Plan and this Option Agreement. After receipt of the notice and any other assurances requested by the Company under this Article 7, and upon receipt of the full option price, the Company shall issue to the person giving notice of exercise under this Option Agreement the number of shares specified in such notice.


                     8.  RESTRICTIONS ON TRANSFERABILITY


        The stock option granted hereunder shall not be transferable by Director otherwise than by will or by the laws of descent and distribution, and such stock option shall be exercisable during Director's lifetime only by Director.

                              9.  REORGANIZATION


        In the event that dividends are payable in Stock of the Company or in the event there are splits, subdivisions or combinations of shares of Stock of the Company, a proportionate adjustment will be made in the number of shares subject to this option and to the purchase price per share.

        After any merger of one or more corporations into the Company, any merger of the Company into another corporation, any consolidation of the Company and one or more corporations, or any other corporate reorganization of any form involving the Company as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares, the Director shall, at no additional cost, be entitled, upon any exercise of this option, to receive (subject to any required action by stockholders), in lieu of the number of shares as to which this option shall then be so exercised, the number and class of shares of stock or other securities or any other property to which the Director would have been entitled pursuant to the terms of the agreement of merger, consolidation or other reorganization if, at the time of the merger, consolidation or other reorganization, the Director had been a holder of record of the number of shares equal to the number of shares as to which this option shall then be so exercised.

        In the event of (i) the adoption of a plan of merger or consolidation of the Company with any other corporation as a result of which the holders of the Company's shares as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation, (ii) the adoption of a plan of liquidation or the approval of the dissolution of the Company, (iii) the approval by the Board of Directors of an agreement providing for the sale or transfer of substantially all of the assets of the Company, or (iv) the acquisition of more than 20% of the outstanding shares by any person, in the absence of a prior expression of approval of the Board of Directors, this option shall become immediately exercisable in full, subject to any appropriate adjustments in the number of shares subject to option and the option price, and shall remain exercisable for the remaining term hereof, regardless of any provisions contained in this Option Agreement with respect thereto limiting the exercisability of the option for any length of time, subject to all of the terms of the Plan. Notwithstanding the foregoing, if a successor corporation, as contemplated in clause (i) or (iii) of the preceding sentence, agrees to assume this option or to substitute substantially equivalent options, then this option shall not be immediately exercisable, but shall remain exercisable in accordance with the terms set out herein.



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        IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by a member of the Board of Directors or a duly authorized officer of the Company, and Director has executed this Option Agreement as of the date first written above.


                                         VSI ENTERPRISES, INC.


                                         By:  /s/ R.K. SNELLING
                                            ----------------------------------
                                            R.K. Snelling, Chairman and Chief
                                              Executive Officer

Attest:

/s/ B.R. BREWER
- ---------------------------------
B.R. Brewer, Secretary


                                         "DIRECTOR"

                                         /s/ EDWARD S. REDSTONE
                                         -------------------------------------
                                         Edward S. Redstone





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